EXHIBIT 99.1

Investor Relations:	Industry Analysts / Trade and Business Press:
Brian Norris	Rich Williams
Acme Packet	Connect2 Communications
+1 781-328-4790	+1 919-554-3532
bnorris@acmepacket.com	rmwilliams@connect2comm.com

Acme Packet Reports Results for Second Quarter of Fiscal Year 2008

–  Company Posts Revenues of $25.7 Million and Non-GAAP EPS(1) of $0.03  –

–  Company Announces $35.0 Million Expansion to Common Stock Repurchase Program –

BURLINGTON, MA. – August 7, 2008 — Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, today announced results for the three and six months ended June 30, 2008 and updated its outlook for the balance of fiscal year 2008.  The results announced today are in-line with the preliminary estimates issued by the Company on July 3, 2008.  The Company today also announced that its Board of Directors has authorized the expansion of the Company’s common stock repurchase program from $20.0 million to $55.0 million.  The Company has repurchased approximately $15.1 million of stock under the common stock repurchase program announced in February 2008.

Results for the Second Quarter of Fiscal Year 2008

Total revenues for the second quarter of fiscal year 2008 were $25.7 million compared to $27.0 million in the same period last year.  Net income for the second quarter of fiscal year 2008 was $0.8 million, or $0.01 per share on a diluted basis, compared to $4.6 million, or $0.07 per share on a diluted basis, in the same period last year.  Net income on a non-GAAP(1) basis for the second quarter of 2008 was $2.0 million, or $0.03 per share on a diluted basis, compared to $5.7 million, or $0.09 per share on a diluted basis, in the same period last year.  Non-GAAP net income(1) differs from GAAP net income as it excludes stock-based compensation expense, net of tax, of approximately $1.2 million, or $0.02 per share in the second quarter of fiscal year 2008 and approximately $1.1 million, or $0.02 per share in the second quarter of fiscal year 2007.  A reconciliation of GAAP to non-GAAP results is included at the end of this press release.

Results for the First Six Months of Fiscal Year 2008

Total revenues for the first six months of fiscal year 2008 grew to $57.3 million, an increase of 10% compared to $52.1 million in the same period last year.  Net income for the first six months of fiscal year 2008 was $5.9 million, or $0.09 per share on a diluted basis, compared to $8.9 million, or $0.13 per share on a diluted basis, in the same period last year.  Net income on a non-GAAP(1) basis for the first six months of fiscal year 2008 was $8.1 million, or $0.12 per share on a diluted basis, compared to $10.7 million, or $0.16 per share on a diluted basis, in the same period last year.  Non-GAAP net income(1) differs from GAAP net income as it excludes stock-based compensation expense, net of tax, of approximately $2.3 million, or $0.03 per share in the first six months of fiscal year 2008 and approximately $1.8 million, or $0.03 per share for the first six months of fiscal year 2007.  A reconciliation of GAAP to non-GAAP results is included at the end of this press release.

Company Comments on Business Outlook for Fiscal Year 2008

The Company today updated its full year business outlook for 2008.  The Company’s revision to its previously issued full year business outlook reflects management’s expectation for sequential revenue growth in the third and fourth quarters of fiscal year 2008.

	Twelve Months Ended December 31, 2008
in Millions except Per Share Amounts	Previous Business Outlook	New Business Outlook
Total Revenue	$142.0-$147.0	$116.0-$119.0
Interest Income	$4.4	$3.0
GAAP Net Income EPS (Diluted)	$0.29-$0.33	$0.14-$0.16
Non GAAP(1) Net Income EPS (Diluted)	$0.38-$0.42	$0.23-$0.25
Stock-Based Compensation Expense, Net of Taxes	$5.5	No change
Stock-Based Compensation Expense, Net of Taxes, Per Share	$0.09	No change
Non-GAAP(1) Tax Rate	37.5%	No change
Diluted Share Count	66.5	64.0

Company Announces $35.0 Million Expansion of Common Stock Repurchase Program

The Company today announced that its Board of Directors has authorized a $35.0 million expansion to the Company’s common stock repurchase program.  In February 2008, the Board authorized the repurchase of up to $20.0 million of the Company’s common stock over the subsequent twelve month period.  Through June 30, 2008, the Company repurchased approximately 873,000 shares of its common stock for an aggregate purchase price of $6.7 million.  Subsequent to June 30, 2008, the Company repurchased an additional 1.7 million shares for an aggregate purchase price of $8.4 million.  In the aggregate, the Company has purchased approximately 2.6 million shares of its common stock for an aggregate purchase price of $15.1 million, leaving $4.9 million available for repurchase activity under the original plan.  Today’s announcement adds an additional $35.0 million of capacity to the Company’s repurchase program.  Under terms of the repurchase program, purchases will continue to be executed periodically as market and business conditions warrant on the open market, in negotiated or block trades, or under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.  The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and the program may be suspended or discontinued at any time.  The common stock repurchase program will remain effective through February 28, 2009 unless terminated earlier by the Board of Directors.

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 5:00 p.m. eastern time today to discuss the financial results as well as management’s outlook for the business.  The conference call may be accessed in the United States by dialing (800) 398-9379 and using access code “APKT”. The conference call may be accessed outside of the United States by dialing (612) 332-0923 and using access code “APKT”. The conference call will be simultaneously webcast on the Company’s investor relations website, which can be accessed at www.ir.acmepacket.com. A replay of the conference call will be available approximately two hours after the call by dialing (800) 475-6701 and using access code 953831 or by accessing the webcast replay on the Company’s investor relations website.

About Acme Packet, Inc.

Acme Packet, Inc. (NASDAQ: APKT), the leader in session border control solutions, enables the delivery of trusted, first class interactive communications—voice, video and multimedia sessions—and data services across IP network borders. Our Net-Net family of session border controllers, multiservice security gateways and session routing proxies supports multiple applications in service provider, large enterprise and contact center networks—from VoIP trunking to hosted enterprise and residential services to fixed-mobile convergence. They satisfy critical security, service assurance and regulatory requirements in wireline, cable and wireless networks; and support multiple protocols—SIP, H.323, MGCP/NCS and H.248—and multiple border points—interconnect, access and data center. Our products have been selected by more than 540 customers in 85 countries, including 29 of the top 30, and 84 of the top 100 service providers in the world. For more information, contact us at +1 781.328.4400, or visit www.acmepacket.com.

Acme Packet, Inc. Safe Harbor Statement

Statements contained herein that are not historical fact (including those in the section “Company Comments on Business Outlook for Fiscal Year 2008”) may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate, among other things, to the Company’s position in the session border controller market, including its market leadership; the Company’s expected financial and operating results, including expected revenue and net income per share (on both a GAAP and non-GAAP basis) for future periods, including fiscal year 2008; the amount and impact of stock-based compensation expense; the Company’s definition of “non-GAAP net income” and/or “non-GAAP net income per share”; its ability to build and grow; the benefits or advantages of its programs, partnerships, services, or products; its traction in both new and existing customers; its ability to achieve its goals, plans and objectives; its ability to attract and retain customers; and its development activities. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. These include, but are not limited to: difficulties growing its customer base; difficulties leveraging market opportunities; difficulties providing solutions that meet the needs of customers; poor product sales; long sales cycles; difficulty developing new products; difficulty in relationships with vendors and partners; higher risk in international operations; difficulty managing rapid growth, financial performance; its ability to hire and retain necessary employees and appropriately staff its operations; the spending of the proceeds of its capital raising activities; its cash needs; and the impact of new accounting pronouncements and increased competition. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

(1) The Company uses the financial measures “non-GAAP net income” and “non-GAAP net income per share” to supplement its consolidated financial statements, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  The presentation of non-GAAP net income and non-GAAP net income per share is not meant to be a substitute for “net income” or “net income per share”, presented in accordance with GAAP but rather should be evaluated in conjunction with net income and net income per share.  The Company’s management believes that the presentation of non-GAAP net income and non-GAAP net income per share provides useful information to investors because this financial measure excludes stock-based compensation expense which is a non-cash charge.  Management does not consider this item to be part of the Company’s on-going operating activities or meaningful in evaluating the Company’s past financial performance or future prospects.  Management believes that excluding stock-based compensation expense is useful to investors because it is more representative of ongoing costs and therefore more comparable to historical operations. Non-GAAP net income and non-GAAP net income per share are primary financial indicators that the Company’s management uses to evaluate the Company’s financial results and forecast anticipated financial results for future periods. Management also uses these non-GAAP figures to make financial and operational decisions as these numbers exclude non-operational activities. These non-GAAP measures should not be considered measures of the Company’s liquidity.  The Company’s definition of “non-GAAP net income” and/or “non-GAAP net income per share” may differ from similar measures used by other companies and may differ from period to period. Subject to the review and approval of the audit committee of the Board of Directors, management may make other adjustments for expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify “non-GAAP net income” and/or “non-GAAP net income per share” by excluding these expenses and gains.

Acme Packet, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(unaudited)		(unaudited)
Revenue:
Product	$19,944	$22,846	$46,468	$44,063
Maintenance, support and service	5,717	4,178	10,873	8,052
Total revenue	25,661	27,024	57,341	52,115

Cost of revenue (2):
Product	4,179	4,265	9,026	8,593
Maintenance, support and service	1,398	1,216	2,464	2,188
Total cost of revenue	5,577	5,481	11,490	10,781

Gross profit	20,084	21,543	45,851	41,334

Operating expenses (2):
Sales and marketing	11,140	8,464	21,598	16,107
Research and development	5,771	4,860	10,982	9,159
General and administrative	2,544	2,631	5,675	5,151
Total operating expenses	19,455	15,955	38,255	30,417

Income from operations	629	5,588	7,596	10,917

Other income, net	762	1,605	2,054	3,154
Income before provision for income taxes	1,391	7,193	9,650	14,071

Provision for income taxes	575	2,576	3,796	5,162

Net income	$816	$4,617	$5,854	$8,909

Net income per share

Basic	$0.01	$0.08	$0.10	$0.15
Diluted	$0.01	$0.07	$0.09	$0.13

Weighted average number of common shares used in net income per share calculation
Basic	60,169,035	59,099,914	60,299,199	58,776,394
Diluted	65,018,064	65,851,496	65,246,611	66,041,004

(2) Amounts include stock-based compensation expense, as follows:
Cost of product revenue	$106	$70	$213	$112
Cost of maintenance, support and service revenue	68	97	179	158
Sales and marketing	872	595	1,765	950
Research and development	657	486	770	792
General and administrative	148	301	386	481

Acme Packet, Inc.

Table of Reconciliation from GAAP to Non-GAAP

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(unaudited)		(unaudited)

Reconciliation of non-GAAP net income (1):
Net income	$816	$4,617	$5,854	$8,909
Adjustments:
Stock-based compensation expense, net of taxes	1,224	1,050	2,257	1,789
Non-GAAP net income (1)	$2,040	$5,667	$8,111	$10,698

Non-GAAP net income per share (1)
Basic	$0.03	$0.10	$0.13	$0.18
Diluted	$0.03	$0.09	$0.12	$0.16

Acme Packet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$147,911	$136,420
Accounts receivable, net	24,433	29,998
Inventory	7,610	5,784
Deferred tax asset	1,346	1,346
Other current assets	4,280	2,095
Total current assets	185,580	175,643
Property and equipment, net	6,885	7,343
Other assets	491	347
Deferred tax asset	3,242	3,242
Total assets	$196,198	$186,575

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,256	$4,659
Accrued expenses and other liabilities	9,334	8,510
Deferred revenue	14,505	9,974
Total current liabilities	29,095	23,143

Deferred rent	191	265

Stockholders’ equity:
Common stock	60	60
Treasury stock, at cost	(6,714)	—
Additional paid-in capital	147,579	142,974
Retained earnings	25,987	20,133
Total stockholders’ equity	166,912	163,167
Total liabilities and stockholders’ equity	$196,198	$186,575